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                                                                    Exhibit 23.1

                             Consent of Appraiser
                             --------------------

A. This Firm prepared valuation appraisals (the "Appraisals") during April and May of 2000 for the following properties for Windsor Park Properties 5, A California Limited Partnership ("WPP 5").

1. The manufactured home community located at 3291 Bankhead Highway in Lithia Springs, Georgia known as Lakeside.

2. The manufactured home community located at 3461 Bankhead Highway in Lithia Springs, Georgia known as Plantation Estates.

3. The manufactured home community located at 4444 East Benson Highway in Tucson, Arizona known as Town & Country Estates.

4. The manufactured home community located at 2900 North State Road 7 in Margate, Florida known as Rancho Margate.

5. The manufactured home community located at 50 Charlotte Drive in Winter Haven, Florida known as Winter Haven.

6. The manufactured home community located at 3800 South Tomahawk Road in Apache Junction, Arizona known as Apache East.

7. The manufactured home community located at 3405 South Tomahawk Road in Apache Junction, Arizona known as Denali Park Estates.

B. This Firm prepared an appraisal report, dated August 28, 2000, regarding the applicable valuation procedures for a partial ownership interest in a manufactured home community (the "Valuation Report").

C. A description of the Appraisals and the Valuation Report is included in the Consent Solicitation Statement of WPP 5 to be filed on or about August 31, 2000 (the "Consent Solicitation Statement"), a copy of which Consent Solicitation Statement has been supplied to and reviewed by this Firm.

D.   This Firm hereby:

     (i) consents to the inclusion of the Appraisals (with or without exhibits) and the Valuation Report in the Consent Solicitation Statement and related Schedule 14A of WPP 5 (the "Schedule 14A") and related Transaction Statement on Schedule 13e-3 (the "Schedule 13E-3"), as an appendix or otherwise, in any form (whether in paper or digital format, including any electronic media);

     (ii) consents to WPP 5's inclusion of descriptions of the Appraisals, the Valuation Report and this Firm in the Consent Solicitation Statement, Schedule 14A and Schedule 13E-3;

     (iii) consents to the naming of our Firm as an expert under the caption "Experts" in such Consent Solicitation Statement, Schedule 14A and Schedule 13E-3 and the filing of this Consent as an Exhibit to the Schedule 14A and Schedule 13E-3; and
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     (iv)  consents to the photocopying and transmittal of copies of the
Valuation Report, or excerpts thereof, to any or all limited partners of WPP 5 and such other parties as WPP 5 deems appropriate.



Date: August 28, 2000                          WHITCOMB REAL ESTATE

                                               /s/ John H. Whitcomb
                                               -------------------------
                                               Name:  John H. Whitcomb
                                               Title: Owner